Form PW Attachment
          Rule # 10f-3
          Acxiom

Shares:                     5,400,000
Public Offering Price:         $27.00
Market Value:            $145,800,000

Fund Name                     Trade  Amount    Total     Percent
Percent of
                              Date   of        Value     of Fund
Offering
                                     Shares   of Shares

Elfun Trusts             7/22/99 150,000 $4,050,000    .1528%
2.78%


All trades were in compliance with Rule #10f-3

17) Underwriting commission or spread:  $0.69

18) Is the commission or spread reasonable or fair compared to commission or spread in underwriting of similar securities during a comparable time period? Yes

19) Affirm that the order was placed with unaffiliated underwriter(s)
  (including name of such unaffiliated underwriter(s):
  Yes, the order placed with unaffiliated underwriter(s) as described in item #16

20) Affirm that purchase was not part of a group sale and not otherwise allocated or allotted to the account of Paine Webber
     (or other affiliate): Yes, the purchase was not of a group sale and not otherwise allocated to the account of Paine Webber.

21) Affirm that the purchase was made prior to the end of the first day on which any sales were made, at a price that is not more than the price paid by each other purchaser in that offering or in any concurrent offering: Yes, the purchase was made prior to the end of the first day.